Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, July 18, 2013 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the second quarterly payment period ended June 30, 2013.

Unitholders of record on July 30, 2013 will receive a distribution amounting to $6,970,000 or $0.41 per unit, payable August 14, 2013.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	198,138
Natural gas (Mcf)	140,811
Total (BOE)	221,607
Average sales prices:
Oil (per Bbl)	$92.12
Natural gas (per Mcf)	$3.99
Gross proceeds:
Oil sales	$18,252,179
Natural gas sales	561,436
Total gross proceeds	$18,813,615
Costs:
Production and development costs:
Lease operating expenses	$3,590,867
Production and property taxes	1,938,936
Development expenses	4,728,089
Total production and development costs	$10,257,892

Settlement of hedge contracts — payments received	(588,743)
Total costs	$9,669,149
Net proceeds	$9,144,466
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$7,315,573
Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	(0)
Total cash proceeds available for the Trust	$7,315,573
Provision for estimated Trust expenses	(345,573)
Net cash proceeds available for distribution	$6,970,000

This press release contains forward-looking statements. Although VOC Brazos Energy Partners, L.P. has advised the Trust that VOC Brazos Energy Partners, L.P. believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended June 30, 2013.  Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(855) 802-1094

919 Congress Avenue, Austin, TX  78701